Exhibit 99.3

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table presents selected unaudited pro forma combined financial information about AcelRx’s consolidated balance sheet and statements of operations, after giving effect to the Merger with Tetraphase. The information under “Selected Unaudited Pro Forma Condensed Combined Statements of Operations” in the table below assumes the Merger had been consummated on January 1, 2019, the beginning of the earliest period presented. The information under “Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data” in the table below assumes the Merger had been consummated on December 31, 2019.

The unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. These revisions may be material. In addition, the unaudited pro forma condensed combined financial information does not reflect any cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing or other restructuring that may result from the Merger. The unaudited pro forma condensed combined financial information is not necessarily indicative of results that actually would have occurred or that may occur in the future had the Merger been completed on the dates indicated.

The accompanying unaudited pro forma condensed combined financial information should be read in conjunction with (a) the audited consolidated financial statements of AcelRx contained in its Annual Report on Form 10-K for the year ended December 31, 2019 and (b) the audited consolidated financial statements of Tetraphase for the year ended December 31, 2019.

1

Year Ended December 31, 2019
(in thousands, except share and per share data)	(Unaudited)
Selected Unaudited Pro Forma Condensed Combined Statements of Operations
Total revenue	$9,665
Operating costs and expenses:
Cost of goods sold	12,207
Research and development	27,553
Selling, general and administrative	94,070
Total operating costs and expenses	133,830
Loss from operations	(124,165)
Interest expense	(5,115)
Interest income and other income (expense), net	3,761
Non-cash interest income (expense) on liability related to sale of future royalties	1,337
Loss on extinguishment of debt	(1,568)
Net loss before income taxes	$(125,750)
Provision (benefit) for income taxes	3
Net loss	$(125,753)
Net loss per share of common stock, basic	$(1.35)
Shares used in computing net loss per share of common stock, basic	93,170,280
Net loss per share of common stock, diluted	$(1.35)
Shares used in computing net loss per share of common stock, diluted	93,170,280
As of December 31, 2019
(in thousands)	(Unaudited)
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data
Cash, cash equivalents and short-term investments	$70,861
Working capital	69,890
Total assets	124,887
Long-term debt	25,147
Liability related to sale of future royalties	92,035
Accumulated deficit	(402,493)
Total stockholders’ (deficit) equity	(28,005)

2